EXHIBIT 23.1

                               Stan J.H. Lee, CPA
              2160 North Central Rd Suite 203 * Fort Lee * NJ 07024
                   P.O. Box 436402 * San Ysidro* CA 92143-9402
               619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com
________________________________________________________________________________

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of March 9, 2009, on the audited financial statements of Apollo Entertainment Group Inc. as of December 31, 2008 and for the period then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
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Stan J.H. Lee, CPA

March 9, 2009
Fort Lee, New Jersey

          REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD MEMBER OF NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS